Exhibit 99.

      National Lampoon Reaches Agreement with Universal Studios

      "National Lampoon's Animal House" Revenue Continues to Grow

    LOS ANGELES--(BUSINESS WIRE)--Nov. 9, 2006--National Lampoon Inc. (AMEX:NLN), the most widely recognized brand in comedy, announced today that it had reached an agreement with Universal City Studios LLP, a division of Universal City Studios, Inc., regarding the payment of certain amounts owed to National Lampoon pursuant to the original co-production agreement for the film "National Lampoon's Animal House."

    "The continued success of the film and our relationship with Universal makes a significant impact on our balance sheet and in our revenue now and in the future," stated Daniel S. Laikin, National Lampoon's Chief Executive Officer. "We are very pleased with the continued financial performance of 'National Lampoon's Animal House' and look forward to watching it grow."

    About National Lampoon

    National Lampoon, Inc. (AMEX:NLN) is active in a broad array of entertainment segments, including feature films, television programming, interactive entertainment, home video, audio CDs and book publishing. The Company also owns interests in all major National Lampoon properties, including National Lampoon's Animal House, the National Lampoon Vacation series and National Lampoon's Van Wilder. The National Lampoon College Network serves colleges and universities throughout the United States. National Lampoon reaches as many as 4.8 million students, or nearly one in four of all 18 to 24 year old college students in America today. The Company has three core operating divisions: Entertainment Division (acquires, develops and produces original content), College Marketing Division (highly targeted specialized marketing activities), and a distribution arm National Lampoon Networks, providing content traditionally through its College TV network and across new media through multiple in-house digital platforms including the broadband channel Toga TV.com, search engine partnership on AOL, the National Lampoon Humor Network - the most trafficked humor sites on the web - along with multiple other outlets housed on its online comedy website www.nationallampoon.com.

    Forward-Looking Statements

    This press release contains forward-looking statements which are based on the Company's current expectations, forecasts and assumptions. In some cases forward-looking statements may be identified by forward-looking words like "would," "intend," "hope," "will," "may," "should," "expect," "anticipate," "believe," "estimate," "predict," "continue," or similar words. Forward-looking statements involve risks and uncertainties which could cause actual outcomes and results to differ materially from the Company's expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the Company, including, without limitation, the current economic climate in the United States and other risks and uncertainties, including those enumerated and described in the Company's filings with the Securities and Exchange Commission, which filings are available on the SEC's website at sec.gov. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

    CONTACT: National Lampoon, Inc.
             Daniel Laikin, 310-474-5252